Consent of Independent Registered Public Accounting Firm

I consent to the incorporation by reference in this Form S-1 of my audit report dated January 19, 2018 relative to the financial statements of Pristine Acquisition, Inc. as of November 30, 2017 and the related statements of operations, stockholder equity and cash flows for the period of inception to November 30, 2017. I also consent to the reference to the firm under the caption "Experts" in such Registration Statement (Form S-1).

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

January 19, 2018